Exhibit 99.1

Press Release July 21, 2025
7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports Second Quarter 2025 Results

FORT WAYNE, INDIANA, July 21, 2025 / PRNewswire /

Second Quarter 2025 Performance Highlights:

▪	The company shipped its first aluminum flat rolled product coils June 16, 2025
▪	Steel shipments of 3.3 million tons
▪	Net sales of $4.6 billion, operating income of $383 million, and net income of $299 million
▪	Adjusted EBITDA of $533 million and cash flow from operations of $302 million
▪	Liquidity of $1.9 billion as of June 30, 2025, after repayment of $400 million of senior notes due June 2025
▪	Share repurchases of $200 million of the company’s common stock, representing 1.1 percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2025 financial results. The company reported second quarter 2025 net sales of $4.6 billion and net income of $299 million, or $2.01 per diluted share. Comparatively, the company’s sequential first quarter 2025 net income was $217 million, or $1.44 per diluted share and prior year second quarter net income was $428 million, or $2.72 per diluted share.

“During the second quarter 2025, steel pricing stabilized at higher levels, resulting in a significant sequential improvement in consolidated operating income of 39 percent and adjusted EBITDA of 19 percent,” said Mark D. Millett, Chairman and Chief Executive Officer. “The earnings improvement was driven by expanded margins across our steel platform and stronger shipments from our long products steel operations. Our three-year after-tax return-on-invested capital of 17 percent is a testament to our ongoing high-return capital allocation strategy. Across the company, our teams delivered a solid performance in an uncertain trade environment while continuing to prioritize the safety and well-being of one another.

"The uncertainty regarding trade policy continues to cause hesitancy in customer order patterns across our businesses, despite healthy underlying demand factors, such as manufacturing onshoring, infrastructure program funding, and increased regionalization of supply chains in the U.S.,” continued Millett. “This hesitancy, combined with an inventory overhang of coated flat rolled steel, resulted in lower steel and steel fabrication shipments in the second quarter 2025. We strongly believe that as individual country trade agreements are negotiated and trade policy is generally stabilized in the coming months, strong pent up demand for our products will result. Coupled with our expansion in value-added steel and now aluminum flat rolled products, we are firmly positioned for continued growth and long-term value creation.”

Second Quarter 2025 Comments

Second quarter 2025 operating income for the company’s steel operations was $382 million, or 66 percent higher than sequential first quarter results, due to metal spread expansion across the platform as average realized selling values increased significantly more than scrap raw material costs. The second quarter 2025 average external product selling price for the company’s steel operations increased $136 sequentially to $1,134 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $22 sequentially to $408 per ton. Flat rolled steel pricing rebounded in March and continued to improve from the lower values experienced at the beginning of the year and has since stabilized at higher levels. Additionally, long product steel pricing also improved during this timeframe, and has increased further in July. The energy, non-residential construction, automotive, and industrial sectors led steel demand in the quarter. The company’s Sinton, Texas Flat Roll Division achieved higher sequential earnings in the second quarter, despite operating at a lower production rate, due primarily to a supplier limitation. Sinton’s access to oxygen required for production was limited by its supplier for over 65 days, negatively impacting volume by an estimated 55,000 tons in the second quarter. Full access to the required oxygen has been restored. Ongoing initiatives focused on value-added product quality and cost efficiency continue to gain traction at Sinton, providing a clear path to significantly higher profitability in the second half of the year. Second quarter 2025 earnings from the company’s steel operations were also reduced by $32 million due to a noncash write-off of consumable assets.

Second quarter 2025 operating income from the company’s metals recycling operations was $21 million, or $4 million lower than sequential earnings, based on lower realized ferrous scrap pricing more than offsetting record quarterly shipments.

The company’s steel fabrication operations generated operating income of $93 million in the second quarter 2025, lower than sequential first quarter results of $117 million, due to metal spread compression as steel raw material costs increased and the average realized sales price modestly declined. Order activity remained solid in the quarter, with the order backlog increasing 15 percent since the beginning of the year and now extends into 2026, supported by stable pricing. Demand was largely driven by the commercial, data center, manufacturing, warehouse, and healthcare sectors. Looking ahead, the pace of domestic manufacturing investment, increased domestic onshoring activity, and momentum from the U.S. infrastructure program are expected to further support demand — not only for steel joist and deck products, but also for flat rolled and long product steel. Based on the current market environment, the company believes profitability from its steel fabrication operations reached an inflection point in the second quarter 2025, with expectations for improvement in the sequential third quarter.

Based on the company’s differentiated business model and highly variable cost structure, the company generated cash flow from operations of $302 million during the quarter. The company also invested $288 million in capital investments, repaid $400 million of its senior notes, paid cash dividends of $75 million, and repurchased $200 million of its outstanding common stock, representing 1.1 percent of its outstanding shares, while maintaining liquidity of $1.9 billion as of June 30, 2025.

Year-to-Date June 30, 2025 Comparison

For the six months ended June 30, 2025, net income was $516 million, or $3.44 per diluted share, with net sales of $8.9 billion, as compared to net income of $1.0 billion, or $6.39 per diluted share, with net sales of $9.3 billion for the same period in 2024.

First half 2025 net sales decreased four percent to $8.9 billion and operating income declined 50 percent to $658 million, when compared to the same period in 2024. Decreased earnings were primarily the result of lower realized pricing in the company’s steel and steel fabrication operations during the period. First half 2025 operating income from the company’s steel operations was $612 million, compared to $1.1 billion for the same prior year period. The average first half 2025 external selling price for the company's steel operations decreased $105 per ton to $1,064 per ton compared to the same prior year period, and the average ferrous scrap cost per ton melted at the company’s steel mills decreased $6 per ton to $397 per ton. First half 2025 operating income from the company’s steel fabrication operations was $210 million, compared to $359 million in the same prior year period.

Based on the company’s differentiated business model and highly variable cost structure, the company achieved cash flow from operations of $454 million in the first half 2025. The company also invested $594 million in capital investments, repaid $400 million of its senior notes, paid cash dividends of $144 million, and repurchased $450 million of its outstanding common stock, representing 2.4 percent of its outstanding shares, while maintaining liquidity of $1.9 billion.

Outlook

“We remain confident that market factors are in place to support strong domestic steel and aluminum product consumption in the coming years, as the uncertainty concerning trade and tax policies is mitigated and the interest rate environment improves,” continued Millett. “Additionally, based on conversations with our customer base, we believe demand for lower-carbon-emission, domestically produced steel and aluminum products will competitively advantage our businesses now and in the future. As unfairly traded imports decline, uncertainty dissipates, and growth of manufacturing continues to increase in the U.S., we believe a strong market environment will emerge, supporting pricing and demand.

“Additionally, we view the U.S. International Trade Commission’s preliminary determinations on coated flat rolled steel as a significant positive development. A reduction in unfairly traded imports of these products would be a meaningful tailwind for us, as we are the largest non-automotive flat rolled steel coater in the United States. We expect to receive final determinations before the end of the third quarter 2025. Taken together, these broader market dynamics are expected to positively impact all of our operating platforms.

“Our aluminum team continues to successfully commission the company’s Columbus, Mississippi aluminum flat rolled products mill, along with the San Luis Potosi, Mexico satellite recycled slab center. Last month we successfully produced and sold our first aluminum coils, and we expect volume to steadily increase over the coming months. We anticipate exiting 2025 at a utilization rate of between 40 and 50 percent, and 2026 at an exit rate of 75 percent, as product certifications occur.

"We have intentionally aligned our growth with the evolving needs of our customers by delivering efficient, sustainable supply chain solutions alongside the highest quality products. To date, this strategy has been focused primarily on the steel industry. However, many of our flat rolled steel customers are also significant consumers and processors of aluminum flat rolled products. We are excited to expand and diversify our end markets by supplying aluminum flat rolled products with high recycled content—serving the counter-cyclical, sustainability-driven beverage can and packaging industry, as well as the automotive, industrial, and construction sectors. Our proven, performance-based operating culture—combined with deep expertise in building and running cost-effective, highly profitable flat rolled steel mills—positions us exceptionally well to execute on this strategic initiative. We believe this expansion represents a compelling opportunity for long-term value creation, and both our customers and our teams are energized by the potential it brings.

“We remain firmly committed to the health and safety of our teams, their families, and the communities we serve, while meeting the evolving needs of our customers. Our culture and performance-driven business model continue to positively differentiate our company. We remain focused on delivering superior value to our team members, customers, and shareholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2025 operating and financial results on Tuesday, July 22, 2025, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on July 29, 2025.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also currently investing in aluminum operations to further diversify its product offerings, with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Note Regarding Financial Metrics

The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows:

After-tax ROIC =	Net Income Attributable to Steel Dynamics, Inc.
(Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) our ability to retain, develop, and attract key personnel; (14) litigation and legal compliance; (15) unexpected equipment downtime or shutdowns; (16) governmental agencies may refuse to grant or renew some of our licenses and permits; (17) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (18) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500

SOURCE Steel Dynamics, Inc.

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months
	June 30,		June 30,		Ended
	2025	2024	2025	2024	March 31, 2025
Net sales	$4,565,123	$4,632,634	$8,934,318	$9,326,637	$4,369,195
Costs of goods sold	3,946,655	3,857,797	7,829,306	7,571,002	3,882,651
Gross profit	618,468	774,837	1,105,012	1,755,635	486,544

Selling, general and administrative expenses	198,010	160,016	379,818	319,523	181,808
Profit sharing	30,706	48,053	53,401	110,705	22,695
Amortization of intangible assets	6,897	7,645	13,794	15,309	6,897
Operating income	382,855	559,123	657,999	1,310,098	275,144

Interest expense, net of capitalized interest	17,381	12,719	29,512	24,697	12,131
Other (income) expense, net	(22,392)	(18,708)	(40,033)	(45,492)	(17,641)
Income before income taxes	387,866	565,112	668,520	1,330,893	280,654

Income tax expense	86,675	133,422	149,650	311,703	62,975
Net income	301,191	431,690	518,870	1,019,190	217,679
Net income attributable to noncontrolling interests	(2,465)	(3,692)	(2,993)	(7,151)	(528)
Net income attributable to Steel Dynamics, Inc.	$298,726	$427,998	$515,877	$1,012,039	$217,151

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$2.01	$2.73	$3.45	$6.42	$1.45

Weighted average common shares outstanding	148,387	156,856	149,325	157,761	150,262

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$2.01	$2.72	$3.44	$6.39	$1.44

Weighted average common shares and share equivalents outstanding	148,960	157,579	149,885	158,467	150,809

Dividends declared per share	$0.50	$0.46	$1.00	$0.92	$0.50

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets
Cash and equivalents	$458,048	$589,464
Short-term investments	39,577	147,811
Accounts receivable, net	1,700,975	1,417,199
Inventories	3,260,899	3,113,733
Other current assets	231,100	163,131
Total current assets	5,690,599	5,431,338

Property, plant and equipment, net	8,465,478	8,117,988

Intangible assets, net	213,439	227,234

Goodwill	477,471	477,471

Other assets	701,651	681,202
Total assets	$15,548,638	$14,935,233
Liabilities and Equity
Current liabilities
Accounts payable	$1,227,183	$979,912
Income taxes payable	2,069	3,783
Accrued expenses	588,369	739,898
Current maturities of long-term debt	1,460	426,990
Total current liabilities	1,819,081	2,150,583

Long-term debt	3,779,559	2,804,017

Deferred income taxes	957,564	902,186

Other liabilities	148,384	133,201
Total liabilities	6,704,588	5,989,987

Commitments and contingencies

Redeemable noncontrolling interests	141,226	171,212

Equity
Common stock	652	652
Treasury stock, at cost	(7,532,706)	(7,094,266)
Additional paid-in capital	1,229,809	1,229,819
Retained earnings	15,165,119	14,798,082
Accumulated other comprehensive income	1,178	-
Total Steel Dynamics, Inc. equity	8,864,052	8,934,287
Noncontrolling interests	(161,228)	(160,253)
Total equity	8,702,824	8,774,034
Total liabilities and equity	$15,548,638	$14,935,233

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating activities:
Net income	$301,191	$431,690	$518,870	$1,019,190

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132,865	117,053	266,621	232,305
Equity-based compensation	14,063	13,013	31,103	28,625
Deferred income taxes	39,129	4,577	55,378	(16,447)
Other adjustments	(890)	(6,403)	(5,085)	12,302
Changes in certain assets and liabilities:
Accounts receivable	19,825	(36,332)	(283,777)	(167,085)
Inventories	(163,417)	(46,645)	(149,607)	(179,670)
Other assets	7,789	1,973	(24,326)	(10,203)
Accounts payable	(5,267)	(27,251)	243,333	2,248
Income taxes receivable/payable	(82,710)	(145,676)	(39,895)	19,988
Accrued expenses	39,033	76,562	(158,401)	(203,475)
Net cash provided by operating activities	301,611	382,561	454,214	737,778

Investing activities:
Purchases of property, plant and equipment	(288,331)	(419,166)	(593,837)	(793,476)
Purchases of short-term investments	(29,571)	(63,180)	(39,571)	(269,053)
Proceeds from maturities of short-term investments	9,614	298,314	147,425	571,308
Other investing activities	2,592	(25,554)	1,528	(11,299)
Net cash used in investing activities	(305,696)	(209,586)	(484,455)	(502,520)

Financing activities:
Issuance of current and long-term debt	484,278	580,613	1,890,221	959,881
Repayment of current and long-term debt	(902,605)	(590,053)	(1,335,132)	(1,003,992)
Dividends paid	(74,690)	(72,624)	(144,204)	(140,632)
Purchase of treasury stock	(200,048)	(309,064)	(450,186)	(607,123)
Other financing activities	(31,718)	8,778	(62,187)	(14,330)
Net cash used in financing activities	(724,783)	(382,350)	(101,488)	(806,196)

Decrease in cash, cash equivalents, and restricted cash	(728,868)	(209,375)	(131,729)	(570,938)
Cash, cash equivalents, and restricted cash at beginning of period	1,192,149	1,044,901	595,010	1,406,464
Cash, cash equivalents, and restricted cash at end of period	$463,281	$835,526	$463,281	$835,526

Supplemental disclosure information:
Cash paid for interest	$34,737	$41,037	$63,214	$50,364
Cash paid for income taxes, net	$124,753	$273,323	$128,470	$301,713

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	Second Quarter		YTD
	2025	2024	2025	2024	1Q 2025
External Net Sales
Steel	$3,275,551	$3,132,232	$6,342,567	$6,498,469	$3,067,016
Steel Fabrication	340,648	472,832	692,955	920,011	352,307
Metals Recycling	522,721	517,167	1,057,616	1,024,437	534,895
Aluminum	65,632	69,265	132,208	131,468	66,576
Other	360,571	441,138	708,972	752,252	348,401
Consolidated Net Sales	$4,565,123	$4,632,634	$8,934,318	$9,326,637	$4,369,195
Operating Income (Loss)
Steel	$382,196	$442,317	$612,159	$1,116,965	$229,963
Steel Fabrication	93,115	180,780	209,860	359,161	116,745
Metals Recycling	21,290	26,746	47,000	43,405	25,710
Aluminum	(40,627)	(13,862)	(69,362)	(21,417)	(28,735)
	455,974	635,981	799,657	1,498,114	343,683

Non-cash amortization of intangible assets	(6,897)	(7,645)	(13,794)	(15,309)	(6,897)
Profit sharing expense	(30,706)	(48,053)	(53,401)	(110,705)	(22,695)
Non-segment operations	(35,516)	(21,160)	(74,463)	(62,002)	(38,947)
Consolidated Operating Income	$382,855	$559,123	$657,999	$1,310,098	$275,144
Adjusted EBITDA
Net income	$301,191	$431,690	$518,870	$1,019,190	$217,679
Income taxes	86,675	133,422	149,650	311,703	62,975
Net interest expense (income)	7,025	(7,867)	9,341	(22,194)	2,316
Depreciation	124,003	107,849	249,125	213,879	125,122
Amortization of intangible assets	6,897	7,645	13,794	15,309	6,897
EBITDA	525,791	672,739	940,780	1,537,887	414,989
Non-cash adjustments
Unrealized (gains) losses on derivatives and currency remeasurement	(6,197)	818	12,956	(529)	19,153
Equity-based compensation	13,819	12,855	28,000	27,680	14,181
Adjusted EBITDA	$533,413	$686,412	$981,736	$1,565,038	$448,323

Other Operating Information
Steel
Average external sales price (Per ton)	$1,134	$1,138	$1,064	$1,169	$998
Average ferrous cost (Per ton melted)	$408	$388	$397	$403	$386

Flat Roll shipments
Butler, Columbus, and Sinton	1,952,228	1,943,583	4,071,415	3,936,888	2,119,187
Steel Processing divisions *	479,102	429,279	971,729	847,826	492,627
Long Product shipments
Structural and Rail Division	468,827	425,295	906,225	866,216	437,398
Engineered Bar Products Division	190,612	195,766	382,270	387,139	191,658
Roanoke Bar Division	151,828	130,109	296,014	255,029	144,186
Steel of West Virginia	107,201	79,168	203,684	165,696	96,483
Total Shipments (Tons)	3,349,798	3,203,200	6,831,337	6,458,794	3,481,539

External Shipments (Tons)	2,888,916	2,753,117	5,960,651	5,556,686	3,071,735

Steel Mill Production (Tons)	2,949,936	2,802,086	5,971,529	5,794,104	3,021,593

Metals Recycling
Nonferrous shipments (000's of pounds)	245,577	253,815	478,657	497,765	233,080
Ferrous shipments (Gross tons)	1,596,583	1,509,924	3,049,015	2,967,713	1,452,432
External ferrous shipments (Gross tons)	545,022	591,120	1,102,640	1,128,093	557,618
Steel Fabrication
Average sales price (Per ton)	$2,517	$2,978	$2,558	$3,055	$2,599
Shipments (Tons)	135,347	159,069	270,928	302,911	135,581

Beginning the fourth quarter 2024, results from an entity previously included in Metals Recycling are presented within Aluminum. All prior periods presented have been recast to reflect the change.

*   Includes Heartland, The Techs and United Steel Supply operations